Exhibit 32	SECTION 1350 CERTIFICATIONS.

We certify, to the best of our knowledge, based upon a review of the Form 10-Q Quarterly Report for the quarterly period ended September 30, 2003 of T. Rowe Price Group, Inc., that:

(1)   The Form 10-Q Quarterly Report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

(2)   The information contained and incorporated by reference in the Form 10-Q Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of T. Rowe Price Group, Inc.

October 27, 2003

/s/ George A. Roche, Principal Executive Officer

/s/ Cristina Wasiak, Principal Financial Officer

A signed original of this written statement has been provided to T. Rowe Price Group, Inc. and will be retained by T. Rowe Price Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.